Classification: DBI Confidential Strengthening National Brand strategy through elevation of partnership with Nike Increasing Casual/Athleisure penetration in Owned Brands portfolio with recent acquisitions of Topo, Keds and Le Tigre Strong, trend- driven demand in Denim & Western Continued successful partnerships with Jessica Simpson and Emma Roberts Coachella activations for Lucky & Vince Camuto attracted fashion influencers +7% +4% DBI Women’s Casual Net Sales vs 1Q22 DBI Men’s Casual Net Sales vs 1Q22